Exhibit 4.10

Form of Singapore Executive Officer Employment Agreement

DATED THE	DAY OF	2026

BETWEEN

HORIZON QUANTUM HOLDINGS LTD.

AND

[●]

EMPLOYMENT AGREEMENT

i

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the day of

BETWEEN:

(1)	[HORIZON QUANTUM HOLDINGS LTD.] (Company Registration No. 202537774K), a company incorporated in Singapore and having its registered address at 9 Straits View, #06-07, Marina One West Tower, Singapore 018937 (the “Company”); and

(2)	[●Name] (Identification / Passport Number: [●]) of [●Address] (the “Employee”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

The Company shall employ the Employee and the Employee shall serve the Company as [●Position] upon the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement, unless the subject or context otherwise requires, the following words or expressions shall have the following meanings:

“Board” means the board of directors of the Company.

“Business” means the business of developing software for quantum computers and associated hardware innovations.

“Change of Control Event” means: (a) a transfer (whether by merger, consolidation, exchange or otherwise), in one (1) transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities or shares if, after such transaction, such person or group of affiliated persons would hold at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity; (b) any reorganisation, scheme of arrangement, merger, amalgamation or other consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity; or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries.

“Confidential Information” means all information (including all oral and visual information, and all information recorded in writing or electronically, or in any other medium or by any other method) disclosed to, or obtained by the Employee from any Group Company or a third party acting on the Group Company’s behalf and (without prejudice to the generality of the foregoing) shall include, but shall not be limited to:

(a)	any such information ascertainable by the inspection, analysis or reading of the document or any other medium in which the information is recorded, and whether or not with the assistance of any electronic, mechanical or other devices;

(b)	any such information relating to a Group Company’s business, affairs, financial performance, business methods, property, distributorship, trading, transactions and/or other arrangements with third parties in which the Group Company may be or may have been concerned or interested, ideas, procedures, systems, inventions, algorithms, formulae, developments, databases, research, technical or other representations, documentation, diagrams and flow charts, schedules, forecasts, strategies, contact lists, business partner lists, rates of pay, operations, processes, plans, intentions, product information, know-how, designs, trade secrets, software, market opportunities, customer lists and business affairs;

(c)	Personal Data of individuals (including but not limited to those of colleagues, customers (who are individuals), corporate customers’ staff (including Personal Data provided by corporate customers), and corporate suppliers’/partners’/contractors’ staff) that the Employee comes into or may have come into contact with during the course of his/her work or employment; and

(d)	any other information or materials not listed above but which are confidentially disclosed by the Group Company or any third party to him/her, which are marked private, secret or confidential, or are by their nature intended to be exclusively for the knowledge of the Employee alone.

“Generative AI” means any current or future product, service, or tool that relies on or otherwise utilises artificial intelligence, machine learning, large language models, or other similar or successor technologies, in whole or in part, to create, generate, modify, or output content of any kind.

“Group” means the Company and its related corporations from time to time and “Group Company” shall refer to any of them.

“Intellectual Property Rights” means the full benefit of:-

(a)	all patents, trademarks, service marks, and other marks, logos, get-up, trade and business names, internet domain names, rights in designs (and applications for all the same), copyrights (including rights in computer software), moral rights, database rights, rights in knowhow, trade secrets (including, but not limited to, quantum algorithms, computer codes and processes developed by the Company), confidential information, inventions (including quantum hardware innovations developed by the Company), discoveries, improvements, designs, techniques, computer programs and other confidential processes and information and know-how, in each case whether capable of being registered, registered or unregistered and including applications for registration and all rights or forms of protection having equivalent or similar effect anywhere in the world and rights in the nature of unfair competition rights and rights to sue for passing off;

(b)	rights under licences, consents, orders, statutes or otherwise in relation to a right under sub-paragraph (a) above;

(c)	rights of the same or similar effect or nature as or to those in subparagraph (a) and (b) which now or in the future may subsist; and

(d)	the right to sue for past infringements of any of the foregoing rights.

“PDPA” means the Personal Data Protection Act 2012.

“Personal Data” means data, whether true or not, about an individual who can be identified:

(a)	from that data; or

(b)	from that data and other information to which the organisation has or is likely to have access.

“related corporation” has the meaning ascribed to it in section 6 of the Companies Act 1967.

“S$” means the lawful currency of the Republic of Singapore.

1.2	Interpretation

In this Agreement, unless the context or subject matter otherwise requires:

(a)	a reference to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement;

(b)	words importing the singular shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing an individual shall include a company or corporation and vice versa;

(c)	a reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time;

(d)	any reference to a time of day is a reference to Singapore time; and

(e)	references to “Clauses” and “Schedules” are, unless otherwise stated, to clauses of and schedules to this Agreement respectively, and references to this Agreement include its Schedules.

2.	Date of Commencement

Subject to Clause 3, the Employee’s employment shall commence on [●Insert Date]. [● To be inserted for executives previously employed by Horizon Quantum Computing Pte. Ltd. - For the avoidance of doubt, the Employee’s period of service with Horizon Quantum Computing Pte. Ltd. will count towards the Employee’s continuous employment with the Company, and all of the Employee’s accrued entitlements in respect of his/her employment with Horizon Quantum Computing Pte. Ltd. will be carried forward in his/her employment with the Company hereunder.]

3.	Immigration

Should the Employee require a work pass or other governmental approvals to work in Singapore, this offer will be conditional upon the grant of a valid work pass or approval by the Ministry of Manpower in Singapore. The Employee’s continuous employment with the Company will similarly be subjected to renewal of the Employee’s work pass or approval. In the event that the Ministry of Manpower does not approve or withdraws the Employee’s work pass or its approval, this Agreement will be terminated by operation of law without notice and without any payment in lieu of notice or compensation.

4.	Duties

4.1	Scope of Duties

As the [●Position], the Employee’s duties shall be as specified in the Schedule hereto. In addition, the Employee shall from time to time undertake such other duties and roles as the Company shall from time to time assign or vest in him/her as may be necessary to meet the needs of the business of the Company and, without further remuneration unless otherwise agreed, accept such roles, office, appointments or designations as the Company may from time to time require[, including without limitation, in any other Group Company].

[For the avoidance of doubt, any resignation or removal from any role, office, appointment or designation within the Group for any reason whatsoever shall not affect the Employee’s employment with, and responsibilities as the [●Position], with the Company [(and vice versa)].]

[The Company reserves the right to second the Employee from time to time to any of the companies in the Group (“Host Company”). The secondment shall not result in a reduction in the Employee’s salary or any other material deterioration in the Employee’s terms of employment. In the event of a secondment, the Employee shall remain an employee of the Company at all times and shall not be deemed to be an employee of the Host Company by virtue of the secondment.]

4.2	Reporting

The Employee shall report directly to the [●Board/the Chief Executive Officer], or such other designated officer(s) of the Company as may from time to time be notified to him/her.

4.3	Furthering the Company’s Business Interests

The Employee shall perform all duties that may be required of and from him/her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Such duties shall be rendered at the premises or places as the Company shall in good faith require or as the interests, needs, business and opportunities of the Company shall require or make advisable.

In the discharge of his/her duties and in the exercise of his/her powers, the Employee shall observe and comply with all policies, rules, regulations and directions from time to time made by the Company and/or any Group Company or given to him/her and use his/her best endeavours to further the business of the Company and the Group. The Employee shall not damage, and shall use all reasonable endeavours to promote, the interests and reputation of the Company. The Employee shall not at any time make improper use of information acquired by virtue of his/her position in the Company to gain any advantage for himself/herself or for any other person to the detriment of any Group Company, whether directly or indirectly.

4.4	Hours of Work

Given the seniority of the Employee’s position and subject to this clause, the Employee shall have autonomy over his/her own working hours and shall devote such time, and additional hours, as is reasonably required to perform his/her duties or to meet the needs of the Company.

The Employee is expected to work at least 40 hours each week in aggregate, comprising at least five (5) working days per week for at least eight (8) hours on each working day. The fact that the Employee may be required to work on a Saturday or Sunday from time to time is already taken into account in the determination of his/her salary, and the Employee shall not be entitled to receive any time off or additional remuneration for work performed outside such working hours specified in this clause.

Unless prevented by illness, the Employee shall devote the whole of his/her time and attention during his/her normal working hours to the discharge of his/her duties and conform to such hours of work as may from time to time be reasonably required of him/her, including but not limited to working on weekends where reasonably required to discharge his/her duties hereunder.

4.5	Place of Work

The Employee’s normal place of work shall be the Company’s office(s) in Singapore. However, the Company reserves the right to change this to any other premises as it deems necessary at its sole discretion. In this regard, the Employee may be required to work at and/or travel to such places (within or outside Singapore) as the Company may reasonably require without additional remuneration and the Employee hereby agrees to travel to such places (whether within or outside of Singapore) and on such occasions as may be required by the Company and necessary for the proper execution by the Employee of his/her duties.

Under limited circumstances and on a case-by-case basis or as required by law, the Company may allow the Employee to work remotely on a temporary or regular basis. All requests for remote working are to be dealt with in accordance with the Company’s policy on remote working. At any time when the Employee is working remotely, he/she shall:

(a)	continue to comply with his/her obligations under this Agreement and adhere to all policies and procedures of the Company;

(b)	take reasonable care of his/her own health and safety and promptly notify the Company of any injuries or accidents that happen while he/she is working remotely;

(c)	ensure the security and confidentiality of the Company’s information at all times;

(d)	immediately report any breach of security arrangements, theft or damage; and

(e)	ensure that his/her remote working arrangements do not in any way interfere with his/her work during working hours.

4.6	Compliance with Laws

The Employee shall at all times comply fully with all laws, customs, regulations and codes of conduct to which he/she is or may be subject or which are in force in the country in which he/she is from time to time located.

4.7	Anti-Bribery

The Employee shall not under any circumstances either directly or indirectly receive or accept for his/her own benefit any commission, rebate, discount, gratuity or profit from any person, company or firm having business transactions with the Company or the Group Companies. For the avoidance of doubt, this Clause 4.7 shall not apply to air miles, frequent flyer miles or other similar travel points redeemable under loyalty programmes offered by airlines and/or payment companies.

4.8	Communications

Save as expressly specified in writing by the Company, the Employee shall not under any circumstances either directly or indirectly communicate any views in an official capacity as an agent, employee or representative of the Company via print, television, wireless, online, social or other media.

4.9	Capacity

In the pursuance of his/her duties, the Employee shall work for the Company in that capacity or in such other capacity as the Company may require (which may include assuming an appointment to the board of directors of any Group Company). In performing those duties, Clause 4.3 will apply as if references to the Company are to the appropriate Group Company.

4.10	Company Policies

The Employee’s employment is also subject to other terms and conditions (whether expressed or implied) in the prevailing or future codes of conduct, policies, rules and regulations as may be laid down and/or amended by the Company from time to time (“Company’s Policies”). In the event that there are any inconsistencies between this Agreement or any of the Company’s Policies, the terms in this Agreement will take precedence.

5.	Remuneration

5.1	Salary

The Employee will be paid a monthly salary of S$[●]. The salary in respect of each calendar month will be paid in arrears on the first working day of the next calendar month or otherwise in accordance with the Company’s Policies prevailing from time to time, within such time as required under applicable laws. It is the Employee’s sole responsibility to notify the Company of any changes to his/her bank account.

5.2	Review of Salary

The salary may be reviewed at the discretion of the Board. A salary revision will depend on, amongst others, the Employee’s performance, the performance of the Company and economic conditions generally. There will be no salary review after notice of termination of employment has been served by either Party to terminate the Employee’s employment. For the avoidance of doubt, the Employee should not have any legitimate expectations of an increment following such review.

5.3	Discretionary Bonus

The Company may, but shall not be obliged to, in addition to the salary, pay the Employee a discretionary bonus of such amount and at such intervals as the Company may in its absolute discretion determine. The amount (if any) of such bonus shall depend on, amongst other things, the Employee’s performance, the performance of the Company for that financial year and the remuneration policy of the Company from time to time. Payment of a bonus shall under no circumstances give rise to any entitlement, contractual or otherwise, to a bonus payment in relation to any other period and the Company may suspend or discontinue such bonus payments at any time whether generally or in relation to the Employee. The Employee acknowledges that the Company has not made any representation or guarantee that any bonus will be payable in any particular year. If the Employee should resign or otherwise cease employment with the Company for any reason whatsoever, whether during or at the end of the year, or be serving his/her notice period on the date the bonus is declared or to be paid, the Employee will not be paid any bonus (or any part thereof).

5.4	Deductions from Salary

There shall be deducted from the Employee’s remuneration (including but not limited to salary, allowance, bonus and commission) all such sums which the Parties have mutually agreed in writing to be deducted and/or which the Company is entitled, authorised and/or required under the laws of Singapore to deduct and/or withhold, whether for the Employee’s share of Central Provident Fund (“CPF”) contributions, withholding tax or otherwise. Without prejudice to the foregoing, the Company shall have the right to deduct from the Employee’s salary any inadvertent overpayment of salary or other relevant payments under this Agreement.

5.5	Tax

All income tax liabilities and other charges under applicable law incurred by the Employee in respect of his/her salary (whether by way of salary, bonus payments, benefits, or otherwise) shall be borne solely by him/her. In line with relevant tax laws, the Company may be required to withhold tax from the Employee’s salary and remit such amount to the appropriate tax authorities.

5.6	Expenses

The Company shall reimburse the Employee in respect of such expenses as may be incurred by the Employee while engaged in the business of the Company as the Company shall consider reasonable (at its discretion), upon the provision to the Company of proper receipts or other evidence of such expenditure, in accordance with the rules and procedures as may be established by the Company from time to time.

Expenses must be claimed within 30 days of being incurred. For the avoidance of doubt, any expenses which are not claimed within such a period shall only be reimbursed at the sole discretion of the Company.

5.7	Other Benefits

The Company may in its sole discretion provide employee benefits to the Employee in accordance with its prevailing policies and employee benefits program from time to time. Employees have no contractual rights to the benefits provided by the Company from time to time and the Company reserves the right to modify or discontinue at its sole discretion, its policies and employee benefits program. All benefits provided by the Company are provided subject to the terms and conditions imposed by the Company and/or third party providers. Employees shall not be entitled to any compensation of the loss, or prospective loss, of benefits arising from any employment action taken by the Company, including, without limitation, dismissal and the Company’s rights to take such employment actions shall not be restricted or fettered by the existence of any benefit policy.

5.8	CPF Contributions

If the Employee is a Singapore Citizen or Singapore Permanent Resident or upon his/her conversion to either of the foregoing, both Parties will be required to contribute to the CPF at the rates required and subject to the limits set out under the Central Provident Fund Act 1953 (“CPF Act”), or such other applicable legislation as may be in force from time to time. The Employee acknowledges and agrees that his/her portion of CPF contributions shall be deducted from his/her salary or other applicable payments, at the rates required and subject to the limits set out under the CPF Act, or such other applicable legislation as may be in force from time to time.

6.	Annual Leave

6.1	Annual Leave Entitlements

The Company’s holiday year runs from 1 January to 31 December. In addition to statutory public holidays in Singapore, the Employee is entitled to twenty-four (24) days of paid annual leave in each holiday year, accrued on a day-to-day basis.

6.2	Approval for Annual Leave

Written approval in advance of the Company is required before annual leave may be taken. Annual leave may only be taken at such reasonable time or times as may be approved by the Company.

6.3	Accumulation of Annual Leave

The Employee shall be entitled to carry forward any accrued and unutilised annual leave entitlement in a holiday year to the following holiday year. Any annual leave entitlement which is carried forward to the following holiday year must be consumed by or before 31st March of the following holiday year and any annual leave entitlements that have been carried forward and that remain unused as at 31st March of the following holiday year will be forfeited without any obligation on the part of the Company to compensate the Employee.

6.4	Pro-rata Entitlement

If the Employee commences or ceases employment during a calendar year, his/her annual leave entitlement will be calculated on a pro-rata basis. Upon cessation of the Employee’s employment with the Company, he/she shall, if appropriate, either be entitled to pay in lieu of any outstanding annual leave entitlement or be required to repay to the Company one day’s salary in respect of each day of leave taken in excess of his/her annual leave entitlement. If the Employee is required to repay the Company for any annual leave taken in excess of his/her annual leave entitlement, the amount to be repaid may be deducted from any monies owing to him/her from the Company after cessation of his/her employment with the Company and the Employee hereby consents to such deduction being made.

6.5	Cessation of Employment

On cessation of employment (other than on the grounds specified in Clause 9.6), the Employee shall be entitled to salary in lieu of any unused annual leave entitlement as at the date of cessation of employment. To the extent payable, payment for any unused annual leave entitlement as of the date of cessation of employment shall be made within such time as required under applicable laws.

7.	Parental Leave

The Employee shall be entitled to parental leave if he/she so qualifies, in accordance with the prevailing provisions of Singapore law from time to time, which currently provide for up to 16 weeks of paid maternity leave or four weeks of paid paternity leave, six days of paid childcare leave or two days of paid extended childcare leave, up to six weeks of paid shared parental leave, 12 weeks of paid adoption leave, and 12 days of unpaid infant care leave.

8.	Sick Leave

The Employee shall be allowed paid sick leave not exceeding:

(a)	14 working days in each completed year of service if no hospitalisation is necessary; and

(b)	60 days (inclusive of the 14 days of non-hospitalisation sick leave) in each completed year of service if hospitalisation is necessary,

provided that the Employee has served the Company for a period of not less than six (6) months. If the Employee has served the Company for a period of at least three (3) months but less than six (6) months, he/she shall be entitled to such number of days of sick leave as required in accordance with applicable legislation from time to time.

To be entitled to paid sick leave, the Employee must produce a certificate issued by a registered medical practitioner certifying that he/she is not fit for work by reason of any medical condition (the “Medical Certificate”) and his/her immediate supervisor must be notified promptly of his/her intention to take sick leave.

For the avoidance of doubt, the Company reserves the right to deem any leave of absence without a Medical Certificate as annual paid leave or unpaid leave.

The Company may require the Employee to undergo a medical examination by a medical practitioner appointed by the Company. The Employee authorises that medical practitioner to disclose to the Company any report or test results prepared or obtained as a result of that examination and to discuss with it any matters arising out of the examination which are relevant to his/her employment by the Company or which might prevent the Employee from properly performing his/her duties hereunder.

9.	Termination of Employment

9.1	Termination by Notice

The Employee’s employment may be terminated at any time by either him/her or the Company giving to the other not less than [six (6)] months’ notice in writing.

9.2	Termination by Payment of Salary in Lieu of Notice

At any time during the said [six (6)] months’ notice in writing described in Clause 9.1, either Party shall be entitled (but not bound) to terminate the Employee’s employment immediately without prior notice by paying to the other Party the Employee’s gross salary (for the avoidance of doubt excluding any bonus and other additional remuneration) in lieu of notice for the remainder of the relevant notice period. Such payments shall be made in accordance with the Company’s regular payroll practices, as may be in effect from time to time, and in compliance with applicable laws.

9.3	Severance Payment in connection with Change of Control

If the Employee’s employment is terminated by the Company under Clause 9.1 in connection with a Change of Control Event, the Company shall pay the Employee a severance payment equivalent to ten (10) months of the Employee’s monthly basic salary (the “Severance Payment”) as at the effective date of termination of the Employee’s employment (the “Termination Date”), within two and one-half months from the Termination Date, subject to Employee executing the Company’s standard release of claims that become non-revocable prior to payment. For the avoidance of doubt, where the Employee’s employment is terminated by the Company on any of the grounds specified in Clause 9.6, the Employee shall not be entitled to receive the Severance Payment.

9.4	Notice Period and Annual Leave Entitlements

The Employee shall not be entitled to offset the notice period with any of his/her annual leave entitlements which remain unused unless the Company agrees otherwise in writing.

9.5	Garden Leave

On either Party giving notice to terminate the Employee’s employment, during such notice period:

(a)	the Company shall be under no obligation to vest in the Employee or assign to him/her any powers or duties or to provide work for him/her;

(b)	the Company may prohibit contact or communication, other than purely social contact, between the Employee and the Company’s customers and business contacts, suppliers, employees, officers, agents, directors, consultants and/or prospects;

(c)	the Company may require the Employee not to attend work for all or any part of the period of notice, exclude him/her from any premises of the Company, and remove the Employee’s access to the Company’s premises and computer systems;

(d)	the Company may require the Employee to work from home and/or to carry out exceptional duties or special projects outside the normal scope of his/her duties and responsibilities;

(e)	the Company may require that the Employee immediately return any property belonging to the Company under Clause 12.4;

(f)	the Company may require that the Employee immediately resign from any directorships, trusteeships or other offices which he/~~she~~ may hold in any Group Company as a result of his/her capacity as an employee of the Company (or such other entity as he/she may be employed by in the Group);

(g)	the Employee shall provide such assistance as the Company may require to effect an orderly handover of his/her duties and responsibilities to any individual appointed by the Company or other Group Company to take over his/her role or responsibilities; and

(h)	the Employee shall make himself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work as requested by the Company.

The Employee shall not engage in any work outside the Company, whether by himself or together with others, and whether for his/her own benefit or for the benefit of others. The Employee agrees to take all accrued but unused annual leave during the period of garden leave. The Company’s right to exercise its powers under this Clause 9.5 is subject to the Employee continuing to receive his/her salary and all other contractual benefits during the notice period. For the avoidance of doubt, all the Employee’s duties (whether express or implied) under this Agreement, including without limitation, his/her duty of fidelity, good faith, exclusive service and duties in relation to the Company’s Confidential Information under Clause 12 shall continue throughout the period of garden leave. For the avoidance of doubt, if the Employee is placed on garden leave under this Clause 9.5, he/she shall not be entitled to receive any damages or compensation in respect of any bonus or other benefit which would otherwise be due to him/her for such period.

9.6	Termination without Notice

Notwithstanding anything contained herein, the Company shall be entitled at any time to terminate the Employee’s employment with immediate effect and without any payment or compensation whatsoever should:

(a)	the Employee commit any serious breach or repeat or continue (after warning) any material breach of his/her obligations hereunder;

(b)	the Employee be absent from work for more than 2 working days continuously without prior leave from the Company and (i) the Employee has no reasonable excuse for the absence; or (ii) the Employee does not inform and does not attempt to inform the Company of the excuse for the absence;

(c)	the Employee commit any serious breach or repeat or continue (after warning) any material breach of the staff manual or the Employee Handbook (if any), Company’s Policies, compliance manual(s), guidelines and/or checklists;

(d)	the Employee commit any act or engage in any conduct which would bring the Company into disrepute;

(e)	the Employee commit or engage in any serious misconduct;

(f)	the Employee be convicted of any arrestable criminal offence (other than an offence under road traffic legislation in Singapore or elsewhere for which a fine or non-custodial penalty is imposed);

(g)	the Employee do anything or carry out any action or omit to do something (i) in breach of Clause 15; or (ii) that causes the Company and/or the Group to be in breach of the PDPA;

(h)	the Employee become bankrupt or makes any composition or enters into any arrangement with his/her creditors;

(i)	the Employee be guilty of any fraud, dishonesty or conduct tending to bring himself/herself, the Company or any Group Company into disrepute;

(j)	the Employee be disqualified from holding office as a director in another company in which he/she is concerned or interested because of wrongful trading;

(k)	the Employee be found to have provided false or misleading information;

(l)	the Employee resign from any directorships or offices with the Company or any other Group Company which he/she may hold in his/her capacity as an employee of the Company (or such other entity as he/she may be employed by in the Group) without the consent or concurrence of the Company;

(m)	it become illegal for the Company to employ the Employee in Singapore; or

(n)	the Employee have his/her work pass revoked or not renewed by the Ministry of Manpower (if applicable).

The termination of the Employee’s employment howsoever arising shall not affect such of the terms hereof as are expressed to operate or have effect thereafter, in particular the provisions of Clause 11 and 12 below, and shall be without prejudice to any right of action already accrued to the Company in respect of any breach or default by him/her.

9.7	Suspension

If the Company believes that it may be entitled to terminate the Employee’s employment on the grounds of misconduct, it shall be entitled (but without prejudice to its right subsequently to terminate the employment on the same or any other ground) to suspend the Employee in accordance with applicable laws for the purpose of due inquiry into such misconduct, and may do any or all of the following during the period of suspension:

(a)	exclude the Employee from all or any premises of the Company or any Group Company; or

(b)	require the Employee to abstain from engaging in any contact (whether or not initiated by them) with any customer, client, supplier, other business connection, employee, director, officer, consultant or agent of the Company or any Group Company, save for in a social capacity; or

(c)	require the Employee to deliver up to the Company, without destruction, deletion or redaction of any data or images, any correspondence, documents, laptops, computer drives, computer disks and other computer equipment, tapes, mobile telephones, or wireless devices (or similar equipment) in his/her possession or under his/her control and which belong to the Company or any of its associates, and to provide to the Company full details of all then current passwords or other privacy or security measures used by the Employee in respect of any such equipment; or

(d)	suspend or limit the Employee’s access to the Company’s and/or any Group Company’s computer, e-mail, telephone, voicemail and other communication systems or databases.

During any period of suspension pursuant to this clause, the Employee shall (for the avoidance of doubt) continue to be bound by the duties of fidelity and good faith, shall continue to be available during normal business hours (other than approved annual leave, sick leave or other authorised leave) to perform any duties that may be assigned to the Employee (if any), and shall continue to comply with the terms of this Agreement including any instruction issued by the Company.

9.8	Obligations Upon Termination

Upon the termination of the Employee’s employment howsoever arising, he/she shall:

(a)	deliver to the Company documents (including correspondence lists of clients or customers, notes, memoranda, plans and other documents of whatsoever nature) books, drawings, papers, materials and any other property or assets made or compiled by or delivered to him/her during his/her employment hereunder and concerning the business, finances or affairs of the Group;

(b)	not at any time thereafter or for any purpose, use the name of the Company or any other Group Company in connection with the Employee’s or any other name in any way which may suggest that he/she is or has been connected with the Company or the businesses of any other Group Company, nor in any way hold himself / herself out as having or having had any such connection and the Employee shall not use any proprietary information concerning the Company or any other Group Company in his/ her businesses or affairs which he/she may have acquired in the course of or as incident to his/her employment for his/her own benefit or to the detriment or intended or probable detriment of the Company or any other Group Company;

(c)	immediately and without claim for compensation resign from all positions and offices held in the Group (if any), and should the Employee fail to do so within seven (7) days from his/her last day of work with the Company, he/she irrevocably appoints the Company and its duly authorized officers and agents as his/her agent and attorney, to act for and on his/her behalf to sign, execute, verify and file any such documents and to do all other acts to effect such resignation with the same legal force and effect as if executed by him/her; and

(d)	if so requested by the Company, send to a duly appointed officer of the Company a signed statement confirming that he/she has complied with Clause 9.8(a).

9.9	Effect of Termination of the Employee’s Employment

The expiration or determination of the Employee’s employment howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either the Employee or the Company in respect of any breach of this Agreement by the other Party.

9.10	Approved Annual Leave

Any unconsumed annual leave approved prior to notice of termination being served shall become invalid, and the Employee shall submit a fresh application to take annual leave during the notice period, the approval of which shall be at the Company’s sole discretion depending on, amongst other things, the business needs of the Company.

9.11	Repatriation

The Employee agrees that he/she shall be solely responsible for any costs associated with repatriating him/her and his/her family, if any, after the termination of his/her employment with the Company.

10.	Conflicts of Duty

The Employee represents and warrants to the Company that by accepting the terms of his/her employment, he/she represents to the Company that his/her performance will not breach any other agreement to which he/she is a party and that he/she has not, and will not during the term of his/her employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Except as a representative of the Company or with the prior written approval of the Company, he/she shall not during the term of his/her employment with the Company, be engaged in any capacity in any other business, trade, or occupation (or the setting up of any business, trade, or occupation) or be or become an employee, agent, partner or director of any other company or assist or have any financial interest in any other business other than that of the Company (save as a holder of not more than two per cent. (2%) of the issued shares or securities of a company which are listed or dealt in on any recognised stock exchange or market) and shall disclose to the Company any like matters relating to his/her spouse, children, or parents. For the purpose of this Agreement, the term “occupation” shall include any public, private or charitable work which the Company considers may hinder or interfere with the performance of the Employee’s duties.

11.	Non-Competition & Non-Solicitation

11.1	Restriction

The Employee acknowledges that in the course of his/her employment with the Company, he/she is likely to obtain personal knowledge of the Group’s trade secrets, proprietary information and confidential information, as well as personal knowledge and influence over the Company’s (or any other Group Company’s) customers and employees. In addition, the Employee acknowledges that the Group has a legitimate proprietary interest in maintaining a stable and trained workforce. In the circumstances, the Employee agrees that during the period of his/her employment by the Company, and for a period of six (6) months after the termination of such employment (the “Restrictive Period”), he/she shall not in the Territory, without the Company’s prior written consent (such consent not to be unreasonably withheld), directly or indirectly, and whether for himself/herself or on behalf of any other person:

(a)	be engaged, concerned or interested in any capacity, whether as director, principal, shareholder, agent, partner, consultant, employee, contractor or otherwise and whether on a full time or part time or ad hoc basis, and whether for remuneration or not, in any business which would or might reasonably be considered to be in competition with the business carried on by the Company and/or the Group as at the cessation of his/her employment and with which he/she was involved in the course of his/her employment during the period of six (6) months before the cessation of his/her employment or (if applicable) the date he/she commences his/her garden leave in accordance with Clause 9.5 above, whichever is earlier;

(b)	solicit or entice away or attempt to solicit or entice away from the Group the custom of, or interfere or seek to interfere or take such steps as may interfere with the supply from or sales to, any person, firm, company or organisation who shall at any time during the period of six (6) months before the cessation of his/her employment or (if applicable) the date he/she commences his/her garden leave in accordance with Clause 9.5 above, whichever is earlier, have been a customer, client, distributor or agent of the Group or in the habit of dealing with the Group and in respect of whom he/she had access to confidential information or with whom he/she has had substantial contact or was personally concerned, during the period of six (6) months before the cessation of his/her employment or (if applicable) the date he/she commences his/her garden leave in accordance with Clause 9.5 above, whichever is earlier; or

(c)	solicit or entice away or attempt to solicit or entice away from the Group any person who is an (i) officer, (ii) manager or (iii) employee holding the position of executive and above of the Group and with whom he/she had dealings in the course of his/her employment during the period of six (6) months before the cessation of his/her employment or (if applicable) the date he/she commences his/her garden leave in accordance with Clause 9.5 above, whichever is earlier, whether or not such person would commit a breach of his/her contract of employment by reason of leaving the Group.

11.2	Permitted Holdings and Activities

Nothing in Clause 11.1 shall preclude the Employee from:

(a)	holding (directly or through nominees) investments listed on any recognised stock exchange as long as he/she does not beneficially hold more than five per cent. (5%) of the issued shares, debentures or other securities of any class of one company and provided that he/she does not or shall not participate in or is otherwise involved in the management of such company; or

(b)	engaging in any general advertisement to the public of employment to which any person referred to in Clause 11.1(c) responds, provided that such advertisement is not specifically targeted at the Group nor any member of the Group nor any person referred to in Clause 11.1(c); or

(c)	being engaged, concerned or interested in any other business, provided that such Employee’s work or activities in relation thereto shall relate solely to services or activities of a kind with which such Employee was not involved in the course of his/her employment by the Company for a period of six (6) months before the cessation of his/her employment or (if applicable) the date such Employee commences his/her garden leave in accordance with Clause 9.5 above, whichever is earlier.

11.3	Consent and Undertaking to Inform

The Employee further agrees that should he/she at any time during the Restrictive Period wish to secure the consent of the Company for the purposes of Clause 11.1, he/she shall, together with his/her request, also set forth the reasons and any accompanying undertakings that he/she will abide by as conditions to such consent, as will in his/her opinion ensure that the Company’s legitimate commercial interests and his/her post-employment fiduciary obligations are not prejudiced. The Employee further agrees to inform any future or potential employer about the post-termination restrictions in Clause 11.1 (“Post-Termination Restrictions”), and that the Company is entitled to inform any such future or potential employer about the Post-Termination Restrictions.

11.4	Reasonableness

While the restrictions set out in Clause 11.1 above are considered by the Parties to be reasonable in all the circumstances and no greater than is reasonable and necessary for the protection of the Company given that the Employee will have access to Confidential Information and will have influence over the employees, suppliers and/or customers of the Company, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s legitimate commercial interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner then the said restrictions shall apply with such deletions, restrictions or limitations, as the case may be. Each of the paragraphs contained in Clause 11.1 constitutes an entirely separate and independent covenant, and if any covenant is found to be invalid, this will not affect the validity or enforceability of any of the other covenants.

11.5	Injunctive Relief

The Employee further acknowledges that a breach of this Clause 11 will immediately and irreparably harm the Company and as such, the Employee consents to a grant of temporary and permanent injunctive relief against such breach and any further breach. The foregoing is without prejudice to the Company’s right to claim for damages caused to it as a result of the said breach and any other remedy available at law or in equity.

11.6	Territory

For the purposes of Clause 11.1, “Territory” shall be interpreted as referring to Singapore and any other country where the Company or any Group Company has a direct presence and with which the Employee was directly or indirectly involved in the course of his/her employment.

11.7	Survival of Obligations

The Employee’s obligations contained in this Clause 11 shall continue even after the termination of his/her employment.

12.	Confidentiality

12.1	Prohibition

The Employee shall not, without the prior written consent of the Company:

(a)	use, copy, reproduce or otherwise exploit any Confidential Information; or

(b)	distribute, publish or disclose any Confidential Information to any person, for or in connection with anything other than the business of the Company. The Employee shall not receive any rights by implication or otherwise in any Confidential Information received by him/her under this Agreement.

The Employee further agrees that the salary and conditions set out in this Agreement are strictly confidential to him/her and that he/she is not entitled to discuss these with any other employees of the Group or with third parties, save for the purposes of seeking professional advice.

12.2	Employee Obligations

Without prejudice to any other provisions in this Agreement, the Employee hereby agrees and undertakes to:

(a)	hold in strictest confidence the Confidential Information;

(b)	not use the Confidential Information for any purpose other than for the purpose of discharging the Employee’s work for the Company in the Employee’s capacity as an employee of the Company and always for the benefit of the Company;

(c)	not use any confidential information and/or proprietary information belonging to any of his/her former employers or of any third party who has not authorised such use or disclosure;

(d)	not use or include Confidential Information in connection with Generative AI, including in any prompt or input to Generative AI;

(e)	take all steps to prevent any reproduction, duplication and/or copying of the Confidential Information by any person;

(f)	take all steps to ensure that documents and items of work-in-progress (if any) that embody the Confidential Information are kept in secured storage areas;

(g)	surrender and return all or any of the Confidential Information and any notes, memoranda or the like including any copies thereof to the Company on the Company’s written demand; and

(h)	acknowledge that the Confidential Information and all rights therein are and shall remain the sole and exclusive property of the Company.

12.3	Information Not Protected

The protection to be accorded to Confidential Information hereunder does not and shall not extend to any information:

(a)	which is trivial or obvious;

(b)	which can be proved by documentary evidence to be information which is publicly available or which subsequently becomes publicly available other than by or in consequence of any breach of the Employee’s obligations of confidentiality;

(c)	which can be proved by documentary evidence to be already rightfully known to the Employee at the date of this Agreement and not acquired directly or indirectly from the Company;

(d)	which can be proved by documentary evidence to be independently developed by the Employee without resort to any Confidential Information;

(e)	which can be proved by documentary evidence as having been given to the Employee by third parties who are not in breach of any obligations of confidentiality or secrecy; or

(f)	which is required to be disclosed by applicable law or order of a court of competent jurisdiction or recognised stock exchange or government department or agency, provided that prior to such disclosure the Employee consults with the Company as to the proposed form, nature and purpose of the disclosure.

12.4	Ownership of Materials

All notes, memoranda, records, correspondence, computer information (such as disks, files, spreadsheets and software), plans, drawings and other documents of whatsoever nature and all copies thereof made or compiled or acquired by the Employee during his/her employment in relation to the business, finances or affairs of any Group Company and all other property belonging to any Group Company, including but not limited to documents and other records (whether on paper, disc, tape or any electro-magnetic medium or in any other form) shall remain the property of the Group Company and shall be delivered by him/her to the Group Company from time to time on demand and in any event forthwith upon his/her leaving the service of the Company or any other Group Company.

12.5	Remedy

The Employee acknowledges that damages may be an inadequate compensation for breach of any of the covenants contained in this Clause 12 and, subject to a court’s discretion, the Company may (for itself or on behalf of any other Group Company) restrain, by injunction, equitable relief or similar remedy, any conduct or threatened conduct by the Employee which is or will be a breach of this Clause 12.

12.6	Rights and Obligations after Termination

The rights and obligations under this Clause 12 shall continue in force after termination of the Employee’s employment with the Company and shall be binding upon his/her representatives.

12.7	Permitted Disclosures

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either Party (or either Party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), (1) the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the Employee acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Employee is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Employee shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

13.	Intellectual Property

13.1	Ownership of Works

(a)	The Employee agrees and acknowledges that all rights, titles and interests (including Intellectual Property Rights) in any ideas, concepts, inventions, discoveries, developments, audio and video recordings, designs, drawings, content, materials, products and works of authorship created or developed by the Employee either alone or with others in performing his/her normal duties or tasks specifically assigned to him/her or by using the Company’s material or technical resources (collectively, “Works”) shall be owned by the Company. In addition, the Employee also agrees to irrevocably and absolutely waive rights of any kind in and to the Works (including any rights of paternity, attribution, disclosure, withdrawal and integrity and any other moral rights).

(b)	To the extent that the Employee owns or will own any rights, titles and interests (including Intellectual Property Rights) to the Works, the Employee hereby agrees to assign and upon creation automatically assign, without further consideration, all of such rights, titles and interests (including Intellectual Property Rights), to the Company.

(c)	To the extent that any of the Employee’s rights, titles and interests (including Intellectual Property Rights) to the Works cannot be assigned to the Company despite his/her best endeavours to ensure the same, the Employee shall grant to the Company an exclusive (even as to himself/herself), irrevocable, perpetual, worldwide, transferable, sub-licensable, royalty-free/licence-fee free right and licence to use the Works for any purposes.

(d)	In any instance where the provisions of this Clause 13.1 are, pursuant to any applicable law, not fully effective in ensuring that the rights, titles and interests in the Works are automatically owned by the Company, the Employee shall (if requested by the Company) sign all papers and execute all documents, including without limitation patent applications, trade mark applications, service mark applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, and do all things, which the Company may deem necessary or desirable in order to protect its rights, titles and interests in respect of the Works.

13.2	Undertakings

The Employee, unconditionally and irrevocably agrees and undertakes with the Company:-

(a)	not to take any action or cause to be done anything in any manner whatsoever, to cause the Company’s Intellectual Property Rights to be affected, compromised, diminished or lost;

(b)	not to cause or permit anything which may damage or endanger the Company’s Intellectual Property Rights or the Company’s title to it or assist or allow others to do so;

(c)	to notify the Company of any suspected infringement of the Company’s Intellectual Property Rights and to take such reasonable action as the Company shall direct at the Company’s expense in relation to such infringement;

(d)	ensure that any Works created, produced or worked on by the Employee does not infringe any third party’s Intellectual Property Rights;

(e)	not to challenge the validity of any of the Company’s Intellectual Property Rights;

(f)	not to use the Company’s Intellectual Property Rights except directly in the conduct of the Business;

(g)	not to use the Company’s Intellectual Property Rights in the name or corporate name of such Employee;

(h)	to compensate the Company for any use of the Company’s Intellectual Property Rights by such Employee otherwise than directly in the conduct of the Business;

(i)	to indemnify the Company for any liability incurred to third parties for any use of the Company’s Intellectual Property Rights by the Employee otherwise than directly in the conduct of the Business;

(j)	not to apply for registration of the Company’s Intellectual Property Rights in such Employee’s name but to assist the Company at the Company’s expense any assistance it may require in connection with the registration of the Company’s Intellectual Property Rights in any part of the world and not to interfere with in any manner nor attempt to prohibit the use or registration of the Company’s Intellectual Property Rights or any similar name or designation by any other licensee of the Company; and

(k)	to hold any additional goodwill generated by such Employee for the Company’s Intellectual Property Rights or the Business as bare trustee for the Company.

13.3	Appointment of Company as Attorney

The Employee irrevocably appoints the Company to be his/her attorney in his/her name and on his/her behalf to sign, execute or do any such instrument or thing and generally to use his/her name for the purpose of giving to the Company (or its nominees) the full benefit of the provisions of Clause 13. A certificate in writing in favour of any third party signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 13.3 shall be conclusive evidence that such is the case.

13.4	Waiver

To the extent permissible under applicable law, the Employee waives any and all of his/her rights in relation to the Works created or developed by the Employee during the Employee’s employment with the Company and he/she shall not assert any right or to institute, support, maintain or permit any action or claim based on or in connection with the infringement or the alleged infringement of his/her rights.

13.5	Rights and Obligations after Termination

The rights and obligations under this Clause 13 shall continue in force after termination of the Employee’s employment with the Company in respect of any Works created or developed by the Employee during the Employee’s employment under this Agreement and shall be binding upon his/her heirs, successors, assigns and representatives.

14.	Medical Care and Insurance

The Employee will be provided with medical care in accordance with the prevailing Company’s Policies relating thereto for the time being, which may be changed at the sole discretion of the Company, and to the benefits under any group insurance scheme to which the Company contributes for the provision of hospital, surgical or other medical benefits to its staff.

15.	Data Protection

15.1	Collection of Personal Data

Personal Data that the Company may collect in the context of the Employee’s employment with the Company includes, without limitation, the Employee’s name or alias, NRIC/FIN or passport number, date of birth, nationality, telephone number, email address, contact details, employment and training history, salary information and bank account details, details of the Employee’s next-of-kin, work-related health issues and disabilities, records on leave of absence from work, photographs and other audio-visual information, performance assessments, disciplinary records, additional information provided to the Company by the Employee as a job applicant, and any other Personal Data that the Employee knowingly and voluntarily provide to the Company.

15.2	Consent

The Employee consents to the collection, use, disclosure and/or processing of his/her Personal Data (including his/her roles and responsibilities, job functions, the reasons and circumstances for the cessation of his/her employment, investigations whether internal or external and the outcomes thereon, and any other matters which relate to his/her fitness and propriety whilst under employment at the Company) by the Company or any Group Company for legal, personnel, administrative, management and/or evaluative purposes. The Employee further consents that the Company may disclose his/her Personal Data to third parties where necessary, for the following purposes:

(a)	performing obligations under or in connection with the Employee’s contract of employment with the Company, including payment of salary and tax;

(b)	all administrative and human resources related matters within the Group, including administering payroll, granting access to the Company’s premises and computer systems, processing leave applications, administering the Employee’s insurance and other staff benefits, processing the Employee’s claims and expenses, and investigating any acts or defaults (or suspected acts or defaults) and developing human resource policies;

(c)	managing and terminating the Employee’s employment relationship with the Company;

(d)	monitoring the Employee’s performance during employment and the Employee’s use of the Company’s computer network resources and systems to, amongst other things, investigate potential contraventions of the Company’s internal or external compliance regulations, and resolving any employment related grievances;

(e)	assessing and evaluating the Employee’s suitability for employment/appointment or continued employment/appointment in any position within the Group;

(f)	ensuring business continuity for the Company in the event that the Employee’s employment with the Company is or will be terminated;

(g)	performing obligations under or in connection with the Company’s provision of goods and services to its customers;

(h)	marketing the Company’s goods and services to potential customers;

(i)	facilitating any proposed or confirmed merger, acquisition or business asset transaction involving any part of the Company, or corporate restructuring process; and

(j)	facilitating the Company’s compliance with any laws, customs and regulations which may be applicable to the Company.

15.3	Employee Obligations in Relation to Personal Data

The Employee shall comply with the PDPA and any data protection policy of the Company when handling Personal Data in the course of his/her employment, including Personal Data relating to any employee, customer, client, supplier or agent of the Company or any Group Company. Failure to comply with the PDPA and any data protection policy of the Company shall be met with disciplinary action and may be treated as gross misconduct resulting in the Employee’s dismissal without notice.

16.	General

16.1	Notices

Notices shall be given in writing by post, courier, personal delivery or electronic mail addressed, in the case of the Company, to its principal place of business for the time being or to the following electronic mail address: [Insert the Company’s E-Mail Address] and, in the Employee’s case, to him/her at his/her last known address or the electronic mail address in his/her employee personnel file. Any such notice, if given by post shall be deemed to have been duly served 48 hours after posting and in proving the same, it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. Any notice given by courier or personal delivery shall be deemed to be duly served at the time of delivery to the Employee. Any notice given by electronic mail shall be deemed to be duly served at the time of transmission provided that the sender does not receive any indication that the electronic mail message has not been successfully transmitted to the intended recipient or has been delayed. In each case where delivery occurs on a day which is not a business day or after 6pm on a business day, service shall be deemed to occur at 9am on the next following business day.

16.2	Section 409A

(a)	To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Employee to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Clause 16.2 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b)	Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement shall only be made upon the Employee’s separation from service (within the meaning of Section 409A).

(c)	To the extent that any payments or reimbursements provided to the Employee under this Agreement are deemed to constitute compensation to the Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

16.3	Excess Parachute Payments; Limitation on Payments.

(a)	Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received in connection with a termination of the Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, the Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If the Total Payments are so reduced, the Company shall reduce or eliminate the Total Payments (A) by first reducing or eliminating the portion of the Total Payments which are not payable in cash (other than that portion of the Total Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Total Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(b)	For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

16.4	Effect of Termination

The termination of the Employee’s employment howsoever arising shall not affect such of the terms hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to the Company in respect of any breach or default by him/her.

16.5	Remedies and Waivers

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right or remedy hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.6	Assignment

The Employee shall not (nor shall he/she purport to) assign or transfer to any third party the benefit and/or burden of this Agreement, or grant, declare, create or dispose of any right, interest or obligation in it, or sub-contract the performance of any of his/her obligations under this Agreement, without the Company’s prior written consent.

16.7	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart.

16.8	Third Party Rights

Unless otherwise expressly provided herein, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 to enforce any term of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, the Parties hereto may agree to supplement, vary (including any release or compromise of liability), rescind or terminate this Agreement without the consent of any third party. No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.

16.9	Severability of Terms and Conditions

The various provisions in this Agreement are severable and if any provision or identifiable part is held or found to be invalid or otherwise unenforceable, it shall be deemed to be severed from the provision, but the remainder of the provision shall remain in full force and effect.

16.10	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof, supersedes all previous correspondence, discussions, agreements, representations and undertakings exchanged or made between the Parties, and there are no representations, understandings or agreements relative hereto which are not fully expressed herein. Neither of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not set out or referred to in this Agreement as forming part of the contract of employment of the Employee.

16.11	Amendments

The Company shall have the right to unilaterally:

(a)	amend, add to or vary any of the terms in this Agreement for the purposes of compliance with applicable laws; or

(b)	make any amendments, additions or variations to this Agreement which are editorial in nature or for the purposes of reflecting any administrative or policy changes within the Company,

and such amendment, addition or variation shall become fully effective and a binding term of the Employee’s employment upon notification to him/her. For the avoidance of doubt, no amendment or variation of the Employee’s material terms of employment (such as his/her salary and material employment benefits) shall be effective unless it is made in writing and signed by or on behalf of each of the Parties.

16.12	Governing Law

The terms and conditions set out in this Agreement shall be governed by and construed in accordance with the laws of Singapore.

16.13	Dispute Resolution

The Employee agrees to first inform the Company of any potential dispute in relation to his/her employment, and utilise the Company’s internal grievance procedure in accordance with the Company’s policies from time to time in force. Upon the receipt of such notice from the Employee, the Company and the Employee shall engage in good faith discussions to first resolve such dispute before commencing litigation. If the Employee is dissatisfied with the final determination of the internal grievance procedure, he/she may choose to proceed to commence litigation. Any dispute arising out of or in connection with this Agreement, including any question as to the existence, validity or termination of this Agreement, shall be referred to and finally resolved by arbitration pursuant to the rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The seat of arbitration shall be Singapore and the arbitration shall be conducted in the English language. The arbitral tribunal shall consist of a single arbitrator to be appointed by the President of the Court of Arbitration of the SIAC in accordance with the SIAC Rules.

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SCHEDULE

DUTIES AND RESPONSIBILITIES

[●To be set out based on the position held by the relevant Employee]

IN WITNESS WHEREOF this Agreement has been entered into by the Parties hereto.

The Company

SIGNED by

Name

Designation	Signature
for and on behalf of

HORIZON QUANTUM HOLDINGS LTD.

The Employee

SIGNED by

[●]
Name	Signature